SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K/A

Current Report Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  December 6, 2002

Commission File Number:  0-27958

Flanders Corporation

(Exact Name of Registrant as Specified in its Charter)

North Carolina

13-3368271

(State or other jurisdiction of

(IRS Employer

incorporation or organization)

Identification No.)

2399  26th Avenue North

St. Petersburg, Florida

33734

(Address of Principal Executive Offices)

(Zip Code)

Registrant's Telephone Number, Including Area Code:

(727) 822-4411

N/A

(Former name, former address, and formal fiscal year, if changed since last report)

ITEM 4.  CHANGE IN REGISTRANT'S CERTIFYING ACCOUNTANTS

This report on form 8-K/A is being filed to include the letter from Grant Thornton, LLP, attached hereto as Exhibit 1, as required by Item 304 of Regulation S-K.  In its letter Grant Thornton indicates that it believes that the Company's disclosure should be amended to reflect certain matters which Grant Thornton considers to be disagreements that occurred in connection the Company's original filing on Form 10-Q for the quarter ended June 30, 2002. Grant Thornton's suggested language is quoted below:

o

On August 19, 2002, when the Company first filed its Form 10-Q for the quarter ended June 30, 2002, the Company failed to disclose that Grant Thornton had not completed its review of the financial information in the filing.  Grant Thornton believes that such disclosure was required.

o

Grant Thornton disagreed with the Company over disclosures regarding the completion of the first step of the transitional impairment test required by Statement of Financial Accounting Standard No. 142, "Goodwill and Other Intangible Assets" and the disclosure of violations of certain financial loan covenants in the Company's working capital facility in accordance with Item 4-08(c) of Regulation S-X.

Grant Thornton's letter concludes "These matters were resolved to the satisfaction of Grant Thornton as disclosed in the company's amended filing on Form 10-Q/A for the quarter ended June 30, 2002, filed on November 21, 2002."

The Company did not include such matters in its original filing as it concluded that they did not meet the guidelines for a disagreement as set forth in Item 304 of Regulation S-K for the following reasons:

o

Grant Thornton has never provided the Company with written reports in connection with its review of interim financial statements and did not provide one in connection with its review of  the Company's June 30, 2002 quarter.  Grant Thornton had previously informed the Company that it should rely on Grant Thornton's  report to the Audit Committee and its invoice to establish that the review had been completed.  Grant Thornton reported to the Audit Committee of the Company on August 15, 2002 that it had reviewed the Company's financial statements for the quarter ended June 30, 2002 and that the Audit Committee could authorize the release of the financial statements in the Company's earning's press release published later that day since there would be no material changes.  Grant Thornton subsequently confirmed to the Chairman of the Audit Committee later that same day that it had received all information that it required from the Company in connection with its SAS 71 review.  The Company published its press release and subsequently filed its quarterly report with the SEC.  After 5:00 pm Eastern Time on August 19, 2002, the day the report was filed and the last day of the 12b-25 extension period during which the Company could file its report for the June 30 quarter, Grant Thornton contacted management, but did not contact the Audit Committee, to state that it had not completed its SAS 71 review.  At the time that the report was filed, the Company believed that the SAS 71 review had been completed.  This information was disclosed in the 10-Q/A filed by the Company for the quarter ended June 30, 2002.  The Company considers the foregoing a factual dispute over whether or not the SAS 71 review was completed, not a disagreement over accounting principles or practices.

o

The Company had undertaken an internal review of the first step of the transitional impairment test required by Statement of Financial Accounting Standard No. 142 at the time of the original filing of the report on form 10-Q for the quarter ended June 30, 2002.  Grant Thornton had previously informed both management and the Audit Committee that an independent appraisal was not required in connection with management's estimate of potential goodwill impairment.  Both management and Grant Thornton had analyzed the impairment issue with respect to the audit of prior periods and had concluded that there was no impairment at those times.  After 5:00 pm Eastern Time on August 19, 2002, the last day of the 12b-25 extension period during which the Company could file its report for the June 30 quarter, Grant Thornton contacted management to state that, in Grant Thornton's view, the documentary support for management's conclusion that there was no impairment was insufficient.  The Company timely responded by providing additional documentation to support its position on the absence of impairment and transmitted said documentation to Grant Thornton during the week of August 19, 2002.  Grant Thornton did not and has not preformed its own analysis of any potential impairment of the Company's goodwill but recommended that the matter be left open so that any adjustment made in connection with the audit would not have an impact on the Company's statements of operations.  When management was informed of Grant Thornton's position, it filed its report on form 10-Q/A amending the footnote disclosure.  The Company is in the process of obtaining an independent appraisal to support management's analysis.

o

The Company informed Sun Trust, its prior working capital lender, that its capital expenditures for the June 30, 2002 quarter exceeded the limit established in an amendment to the loan documentation entered into in April 2002. Sun Trust verbally informed the Company, and subsequently confirmed in writing, that it would agree to amend the limitation and did not consider the Company in default of this covenant or any other covenant at June 30, 2002.  The existence or lack of existence of a default at June 30, 2002 did not change the presentation in the financial statements  with respect to the loan since the loan was due within one year and the entire amount was reflected as a current liability.

ITEM 7.  EXHIBITS

Exhibit

Item

Description

1

(16)

Letter from Grant Thornton LLP regarding change in certifying accountant.

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: December 30, 2002

FLANDERS CORPORATION

By:  /s/  Steven K. Clark

Steven K. Clark

Vice-President of Finance/Chief Financial

Officer/Chief Operating Officer and Director